HLA-EI Cooperation Agreement

Party A: CIBT Education Group Inc. – Beijing Fenghua Education Consulting Company

Party B: Hunan Radio & TV University

Cooperation Programs:

1.	Hotel Program with International Job Placement

-	5-month including academic study, practical study, and English tranining

-	After graduation, students are guaranteed overseas job positions in the hotel industry

-	Minimum enrolment per class is 20

-	Tuition fee is RMB 16,000 per student

-	CIBT’s share of revenue per student is RMB 9,800 (including course material, job placement, interview guidance)

-	Job placement fee is RMB 5,000 – 10,000 per student (depending on the country of the position) payable to job placement company

2.	Hotel Program with Local Job Placement

-	3-month academic study + 3 to 6-month paid internship

-	Minimum enrolment per class is 30

-	Tuition fee is RMB 7,000 per student

-	CIBT’s share of revenue per student is RMB 3,500 (including course material, job placement, interview guidance)

Terms:

-	Party A is responsible for admission interviews, course material and instructors, visa application and overseas job opportunities

-	Party B is responsible for recruitment, teaching facilities and admission interviews

-	Party A collects tuition fee and remit Party B’s share of revenue within 7 business days

-	No expiration date

Party A: CIBT Education Group Inc. – Beijing Fenghua Education Consulting Company

Legal Representative: Summit Wu

Seal:

Date: July 19, 2011

Party B: Henan Radio & TV University

Legal Representative: Yu Zhou

Seal:

Date: July 19, 2011